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                                                                       Exhibit 8

             [Skadden, Arps, Slate, Meagher & Flom LLP letterhead]

                                             November 6, 1997

Peter Kiewit Sons' Inc.
1000 Kiewit Plaza
Omaha, NE 68131

Dear Ladies and Gentlemen:

    We are acting as special tax counsel to Peter Kiewit Sons' Inc., a Delaware corporation ("PKS"), in connection with filing with the United States Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-4 (the "Registration Statement") of PKS and PKS Holdings, Inc., a newly formed, direct, wholly owned subsidiary of PKS ("PKS Holdings"), relating to the proposed distribution of Class R Convertible Common Stock of PKS and the proposed splitoff of PKS Holdings.

    We hereby confirm, in all material respects, the opinion set forth under the heading "THE TRANSACTION Material U.S. Federal Income Tax Considerations--Tax Treatment of Class R Stock" (the "Tax Summary") in the Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") included within the Registration Statement and that, subject to the limitations and assumptions set forth therein, the Tax Summary is a fair and accurate summary of the matters addressed therein, based upon current law.

    This opinion is limited to federal law of the United States and administrative rulings of the Internal Revenue Service as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the Internal Revenue Service that occur after the date hereof.

    This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We consent to the use of our name in the Tax Summary and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,
                                          /s/ Skadden, Arps, Slate,
                                           Meagher & Flom LLP